Exhibit 99.2

Courtside Group, Inc. (d/b/a PodcastOne)

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$1,030	$1,444
Accounts and notes receivable, net	4,243	5,410
Other current assets	454	382
Total Current Assets	5,727	7,326
Property and equipment, net	144	168
Other assets	26	27
Total Assets	$5,897	$7,431

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$233	$258
Accrued revenue share	1,950	2,909
Accrued other expense	540	212
Accrued compensation	47	137
Deferred revenue	-	16
Total Liabilities	2,770	3,532

Stockholders’ Equity
Common stock	-	-
Additional paid in capital	12,752	12,732
Retained deficit	(9,625)	(8,833)
Total Stockholders’ Equity	3,127	3,899
Total Liabilities and Stockholders’ Equity	$5,897	$7,431

See notes to unaudited consolidated financial statements

Courtside Group, Inc. (d/b/a PodcastOne)

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,
	2020	2019

Gross revenue	$5,414	$5,660
Agency commission	(691)	(784)
Net revenue	4,723	4,876

Expenses:
General and administrative	2,541	2,621
Partner participation expense	2,947	2,818
Depreciation and amortization	28	34
Total operating expenses	5,516	5,473
Loss from operations	(793)	(597)

Interest income	1	1

Loss before income taxes	(792)	(596)

Income taxes	-	14
Net loss	$(792)	$(610)

See notes to unaudited consolidated financial statements

Courtside Group, Inc. (d/b/a PodcastOne)

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(in thousands)

			Additional		Total
	Common Stock		Paid in	Retained	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2019	147,084	$-	$12,732	$(8,833)	$3,899
Repurchase of common stock	(100)	-	(30)	-	(30)
Stock-based compensation	-	-	50	-	50
Net loss	-	-	-	(792)	(792)
Balance as of March 31, 2020	146,984	$-	$12,752	$(9,625)	$3,127

	Common Stock		Additional Paid in	Retained	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2018	147,204	$-	$12,523	$(8,219)	$4,304
Restricted stock compensation	-	-	23	-	23
Stock-based compensation	-	-	57	-	57
Net loss	-	-	-	(610)	(610)
Balance as of March 31, 2019	147,204	$-	$12,603	$(8,829)	$3,774

See notes to unaudited consolidated financial statements

Courtside Group, Inc. (d/b/a PodcastOne)

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(792)	$(610)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	28	34
Stock-based compensation	50	80
Changes in operating assets and liabilities:
Accounts receivable, net	1,001	1,607
Other assets	77	39
Accounts payable, accrued expenses and other	(744)	(720)
Net cash (used in) provided by operating activities	(380)	430
Cash Flows from Investing Activities:
Purchases of property and equipment	(4)	(79)
Net cash used in investing activities	(4)	(79)
Cash Flows from Financing Activities:
Repurchase of common stock	(30)	-
Net cash used in financing activities	(30)	-
Net change in cash and cash equivalents	(414)	351

Cash and cash equivalents, beginning of period	1,444	1,531
Cash and cash equivalents, end of period	$1,030	$1,882

See notes to unaudited consolidated financial statements

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to the Unaudited Consolidated Financial Statements

For the Three Months Ended March 31, 2020 and 2019

Note 1. Summary of Significant Accounting Policies

Basis of presentation: The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of interim financial reporting. Therefore, certain information and disclosures normally included in financial statements and related notes prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto included in the December 31, 2019 consolidated financial statements of Courtside Group, Inc. and its subsidiaries (“the Company”). In management’s opinion, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring unaudited adjustments) considered necessary for a fair presentation of the Company’s unaudited consolidated balance sheets as of March 31, 2020, and the unaudited consolidated statements of operations for the three months ended March 31, 2020 and 2019.

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue, allowance for doubtful accounts, useful lives and impairment of property and equipment, intangible assets and other assets and the fair value of the Company’s equity-based compensation award and contingencies. Actual results could differ materially from those estimates. On an ongoing basis, the Company evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities. Given the overall uncertainty surrounding the COVID-19 pandemic, there is a reasonable possibility that actual results could differ from those estimates and such differences could be material to the financial position and results of operations, specifically in assessing when the collectability of revenue related consideration is probable, and the impairment assessment of long-lived assets that are depreciated or amortized.

Change in accounting principle—revenue recognition: The Company adopted the amended accounting guidance for revenue recognition on January 1, 2019, using the modified retrospective transition method, which allows the Company to evaluate the impact of contract modifications as of the adoption date rather than evaluating the impact of the modifications at the time they occurred prior to the adoption date. As a result, the Company has changed its accounting policy for revenue recognition as described below. Except for the changes below, the Company has consistently applied its accounting policies to all periods presented in these consolidated financial statements.

Under certain practical expedients elected, the Company did not disclose the amount of consideration allocated to the remaining performance obligations or an explanation of when the Company expects to recognize that amount as revenue for all reporting periods presented before January 1, 2019.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to a customer, in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

Revenues presented in the consolidated financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies. The Company also evaluates when it is appropriate to recognize revenue based on the gross amount invoiced to the customer or the net amount retained by the Company if a third party is involved.

Results for the reporting period beginning after January 1, 2019, are presented under the amended accounting guidance, while prior-period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting guidance. Based upon the Company’s assessment, the impact of this guidance is not material to the Company’s financial position, results of operations, or cash flows through December 31, 2019.

Revenue: The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised service to a customer.

Podcast advertising: The Company’s primary source of revenue is podcast advertising revenue, which is recognized, net of agency commissions, when the podcast containing the advertisements is released and the performance obligation is satisfied. The Company recognizes revenue based on the Standard Broadcast Calendar that ends on the last Sunday in each reporting period. For the three-month periods ended March 31, 2020 and 2019, the Company recognized revenue related to podcasts released from December 30, 2019 through March 29, 2020, and December 31, 2018, through March 31, 2019, respectively.

Performance-based advertising and subscription services: For the three-month periods ended March 31, 2020 and 2019, revenue from performance-based advertising was $0.1 million and $0.1 million, respectively.

Subscription services revenue for the three-month periods ended March 31, 2020 and 2019 was less than $0.1 million for each of the three-month periods ended March 31, 2020 and 2019, respectively.

Barter transactions: Periodically, the Company engages in barter transactions that exchange advertising for advertising. The Company recognizes revenue from barter transactions as its products are delivered or services are performed. The related barter expense is recognized as the products or services are utilized by the Company, the majority of which is in the same accounting period as the related barter revenue. The Company includes the value of such exchanges in both net revenue and operating expenses. The valuation of barter time is based upon the estimated fair value of the advertising time provided for the services received. For the three-month periods ended March 31, 2020 and 2019, the amounts included in revenues and operating expenses from barter transactions were $0.2 million and $0, respectively.

Significant customers: The Company’s three largest customers, in the aggregate, accounted for approximately 11% and 13% of the Company’s revenues for the three-month periods ended March 31, 2020 and 2019, respectively. Amounts due from these customers represented approximately 6% of accounts receivable as of March 31, 2020.

Note 2. Accounts and Notes Receivable, Net

Accounts and notes receivable are stated net of allowances of $0.5 million at March 31, 2020.

Note 3. Property and Equipment, Net

Depreciation and amortization expense of property and equipment was less than $0.1 million for each of the three-month periods ended March 31, 2020 and 2019, respectively.

Note 4. Intangible Assets, Net

Amortization expense was less than $0.1 million for each of the three-month periods ended March 31, 2020 and 2019, respectively.

Note 5. Equity-Based Compensation

Compensation expense for equity-based compensation was $0.1 million and $0.1 million for the three-month periods ended March 31, 2020 and 2019, respectively.

Note 6. Subsequent Events

The Company has evaluated subsequent events through September 14, 2020, the date on which the consolidated financial statements were available to be issued.

In April 2020, the Company received the proceeds from a loan in the amount of $0.5 million, pursuant to the Paycheck Protection Program of the CARES Act.

In May 2020, the Company’s Board of Directors terminated the 2015 Stock Incentive Plan.

In May 2020, the Company agreed to sell 100% of its equity to LiveXLive Media, Inc., and on July 1, 2020 the acquisition was consummated.

Effects of COVID-19 – An outbreak of a novel strain of coronavirus, COVID-19 in December 2019 subsequently became a pandemic after spreading globally, including the United States. While the COVID-19 pandemic did not materially adversely affect the Company’s financial results and business operations during the fiscal quarter ended March 31, 2020, it is expected to adversely impact parts of the Company’s business during the second quarter of fiscal year December 31, 2020. The extent to which COVID-19 impacts the Company’s results will depend on future developments, including new information which may emerge concerning the severity of the coronavirus and the actions taken by management and the Company’s partners to contain the coronavirus or treat its impact, among others. The impact of the continuing effects of COVID-19 on the Company’s business operations (such as general economic conditions and impacts on the advertising, sponsorship and its partners), may result in a decrease in revenues, and if the global COVID-19 epidemic continues for an extended period, the Company’s business, financial condition and results of operations could be materially adversely affected.